Exhibit A-1

CLECO CORPORATION
Income Statement - Consolidating
Year-to-Date
As of December 31, 2003
(Unaudited)

		Cleco Support Group LLC	Cleco Power LLC	Cleco Midstream Consolidated	Cleco Innovations Consolidated			Cleco Corporation Consolidated
	Cleco Corporation					CLE Resources Inc
#							Eliminations

Operating revenue
Electric operations	$ -	$ -	$ 676,001,940	$ -	$ -	$ -	$ -	$ 676,001,940
Tolling operations	-	-	-	98,726,141	-	-	-	98,726,141
Energy trading, net	-	-	625,784	(2,764,401)	-	-	1,283,228	(855,389)
Energy operations	-	-	-	71,639,522	-	-	-	71,639,522
Other operations	10	136,938	30,013,527	711,532	105,237	-	(280,493)	30,686,751
Intercompany revenue	-	40,052,663	2,209,005	204,704	-	-	(42,466,372)	-
Gross operating revenue	10	40,189,601	708,850,256	168,517,498	105,237	-	(41,463,637)	876,198,965
Electric customer credits	-	-	(1,561,938)	-	-	-	-	(1,561,938)
Total operating revenue	10	40,189,601	707,288,318	168,517,498	105,237	-	(41,463,637)	874,637,027

Operating expenses
Fuel used for electric generation	-	-	163,869,483	-	-	-	(100,091)	163,769,392
Power purchased for utility customers	-	-	230,691,464	-	-	-	1,180,635	231,872,099
Purchases for energy operations	-	41,149	-	66,844,785	-	-	(17,049)	66,868,885
Other operations	4,589,927	30,562,305	62,742,226	36,216,946	101,997	27,200	(36,294,291)	97,946,310
Maintenance	521	6,111,356	44,542,108	15,746,247	2,533	4	(5,909,366)	60,493,403
Depreciation	-	1,066,644	54,084,087	22,399,492	-	-	-	77,550,223
Restructuring charge	-	(136,178)	(315,706)	(409,064)	-	-	103,787	(757,161)
Impairment of long-lived assets	-	-	-	156,249,750	-	-	-	156,249,750
Taxes other than income taxes	334,007	1,491,427	37,062,117	513,277	6,418	162	(122,831)	39,284,577
Total operating expenses	4,924,455	39,136,703	592,675,779	297,561,433	110,948	27,366	(41,159,206)	893,277,478

Operating income	(4,924,445)	1,052,898	114,612,539	(129,043,935)	(5,711)	(27,366)	(304,431)	(18,640,451)

Interest income	14,561,650	-	1,335,393	632,967	-	989	(14,151,090)	2,379,909
Allowance for other funds used during construction	-	-	2,740,551	-	-	-	-	2,740,551
Equity income from investees	-	-	-	31,631,464	-	-	-	31,631,464
Other income	-	186	4,714,276	(35,079)	(257,839)	-	(768,652)	3,652,892
Other expenses	445,222	698,230	7,774,935	897,454	172,494	-	(764,254)	9,224,081
Income before interest charges	9,191,983	354,854	115,627,824	(97,712,037)	(436,044)	(26,377)	(14,459,919)	12,540,284

Interest charges
Interest on debt and other, net of capitalized	16,133,610	145,523	28,060,561	38,731,129	21,953	-	(14,250,550)	68,842,226
Amortization of debt discount, premium and expense, net	1,211,585	3,680	1,526,067	677,181	39	-	(3,719)	3,414,833
Allowance for borrowed funds	-	-	(812,832)	-	-	-	-	(812,832)
Total interest charges	17,345,195	149,203	28,773,796	39,408,310	21,992	-	(14,254,269)	71,444,227

Net income from continuing operations before
income taxes and preferred dividends	(8,153,212)	205,651	86,854,028	(137,120,347)	(458,036)	(26,377)	(205,650)	(58,903,943)

Federal and state income taxes	(2,938,330)	205,651	29,846,181	(51,807,111)	(175,262)	1,100,168	(205,651)	(23,974,354)

Net income from continuing operations	(5,214,882)	-	57,007,847	(85,313,236)	(282,774)	(1,126,545)	1	(34,929,589)

Discontinued operations
(Gain) Loss on disposal of segment, net of income taxes	3,420,045	-	-	-	(3,420,045)	-	-	-
Total discontinued operations	3,420,045	-	-	-	(3,420,045)	-	-	-

Net income before preferred dividends	(8,634,927)	-	57,007,847	(85,313,236)	3,137,271	(1,126,545)	1	(34,929,589)

Preferred dividend requirements, net	1,860,596	-	-	-	-	-	-	1,860,596

Net income applicable to common stock	$ (10,495,523)	$ -	$ 57,007,847	$ (85,313,236)	$ 3,137,271	$ (1,126,545)	$ 1	$ (36,790,185)